Exhibit 99.2

Numbers Unlimited Limited

Numbers Unlimited Ltd (NU) is a British company that provides mobile business solutions in the consumer brands, healthcare and business to business sectors.

Designed primarily for small and medium sized organisations, NU’s ~elements™ platform enables NU to provide cost effective solutions for;

1. Consumer brands and retailers, with ~retail™, delivering enhanced consumer engagement and interaction between growing, innovative brands and their customers with a focus on delivering a high quality mobile customer experience that benefits both the brand and its customers.

2. More efficient business process and audit trail management with ~business™ for service management, maintenance and other processes such as warranty management where use of mobile devices can deliver benefit to both the user and the organisation through better visibility and data.

3. Greater transparency in healthcare by providing patients, clinicians and healthcare providers with its ~medicine™ solution, delivering immediate access to data and functionality that improves the ability of the healthcare provider to understand and support patient needs better.

Operating on a global basis from launch, NU has customers in Asia, North America, Africa and Europe. NU is helping small and medium sized organisations compete effectively against global organisations using mobile tools that have until now have only been available to the largest brands.

Learn more about Numbers Unlimited and its mission to enable small and medium organisations to compete on the same level as the biggest at www.numbersunlimited.co.uk and https://twitter.com/NumbersUnlimit2. Or get in touch with us at info@numbersunlimited.co.uk.